    As filed with the Securities and Exchange Commission on November 30, 2000
                                                      Registration No. 333-49682

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          AMENDMENT NO. 1 TO FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  ZYMETX, INC.
                    (EXACT NAME OF REGISTRANT IN ITS CHARTER)


          Delaware                                              73-1444040
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)


                         800 RESEARCH PARKWAY, SUITE 100
                          OKLAHOMA CITY, OKLAHOMA 73104
                                 (405) 271-1314
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              NORMAN R. PROULX, PRESIDENT & CHIEF EXECUTIVE OFFICER
                                  ZYMETX, INC.
                         800 RESEARCH PARKWAY, SUITE 100
                          OKLAHOMA CITY, OKLAHOMA 73104
                                 (405) 271-1314
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                             DOUGLAS A. BRANCH, ESQ.
                 PHILLIPS MCFALL MCCAFFREY MCVAY & MURRAH, P.C.
                        12TH FLOOR, ONE LEADERSHIP SQUARE
                                 211 N. ROBINSON
                          OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-4100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                   CALCULATION OF ADDITIONAL REGISTRATION FEE


=============================   ===============   ==================   =========================  ===================
                                  ADDITIONAL       PROPOSED MAXIMUM
TITLE OF EACH CLASS OF           AMOUNT TO BE       OFFERING PRICE     PROPOSED MAXIMUM           AMOUNT OF ADDITIONAL
SECURITIES TO BE REGISTERED       REGISTERED           PER SHARE       AGGREGATE OFFERING PRICE   REGISTRATION FEE(3)
-----------------------------   ---------------   ------------------   -------------------------  -------------------
Common Stock, par value
$.001 in respect of:
  5% Convertible Debentures         102,406(1)
  Common Stock Warrants              58,564(1)
                                  ---------
  Total                             160,970            $ 2.09(2)               $ 336,427(2)            $ 89
=============================   ===============   ==================   =========================  ===================



(1) The amount of common stock to be registered pursuant to this Amendment No. 1 is based upon 200% of 51,203 shares issuable at an estimated conversion price of $3.124836 per share upon conversion of 5% senior convertible debentures which are not secured and which are due October 12, 2002, plus 14,400 shares issuable upon the exercise of outstanding warrants held by the selling stockholders at an estimated exercise price of $3.16875, and 44,164 shares issuable upon the exercise of outstanding warrants held by the selling stockholders at an estimated exercise price of $3.432. In its initial filing the Registrant registered shares equal to 200% of 690,034 shares issuable at an estimated conversion price of $3.124836 per share upon conversion of 5% senior secured convertible debentures due October 12, 2002, plus 180,000 shares of common stock issuable upon exercise of outstanding warrants held by the selling stockholders at an estimated exercise price of $3.16875. The additional shares of common stock are being registered in the event the actual number of shares issuable upon conversion of the debentures increases as a result of adjustments in the conversion formula. In addition to the shares set forth in the table above, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures or exercise of the warrants as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 of Regulation C under the Securities Act of 1933.

(2) Estimated pursuant to Rule 476(c) for the purpose of computing the registration fee based on the average of the high and low sales prices of the ZymeTx, Inc. common stock on the Nasdaq National Market on November 27, 2000.



(3) The Registrant previously paid registration fees of $1,026 in connection with the initial filing of this Registration Statement.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

           [RED HERRING APPEARS HERE WITH THE FOLLOWING INFORMATION:]

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION DATED NOVEMBER 30, 2000

                                1,621,038 Shares


                                  COMMON STOCK

                                  ZYMETX, INC.
                         800 Research Parkway, Suite 100
                             Oklahoma City, OK 73104
                                 (405) 271-1314


         This prospectus relates to the resale of up to 1,621,038 shares of our common stock issuable from time to time upon the possible future conversion of debentures and exercise of warrants by Palladin Opportunity Fund, LLC, Halifax Fund, L.P., Dan Schreiber and Paula M. Mulford and Associates. We are registering these shares to satisfy our contractual obligations to provide the selling stockholders with freely tradable shares. We will not receive any cash proceeds from the sale of these shares by the selling stockholders, and do not know when the proposed sale of the shares will occur. We will pay all expenses of registration incurred in connection with this offering.

         Our common stock is listed on the Nasdaq National Market under the symbol "ZMTX." The last reported sales price of our common stock on November 27, 2000, was $2.06 per share. We urge you to obtain current market data.


         INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                                 ---------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -------------------

              The date of this prospectus is                , 2000.
                                             ---------------

                                TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----
The Company .................................................................................................3
Risk Factors ................................................................................................4
Use of Proceeds.............................................................................................10
Selling Stockholders........................................................................................10
Prospectus Supplement.......................................................................................11
Plan of Distribution........................................................................................12
Indemnification of Directors and Officers...................................................................14
Legal Matters...............................................................................................14
Experts.....................................................................................................14
Where You Can Find More Information.........................................................................14
Documents Incorporated by Reference ........................................................................15

                                   THE COMPANY

         Our business is the discovery, development and commercialization of products used to diagnose and treat viruses. The scientific foundation for our business is based upon the role of enzymes in the process of viral infection. Our strategy is to:

         o develop products that may be used to diagnose and treat a range of viral diseases;

         o earn revenues from marketing ZstatFlu, our first diagnostic product;

         o        continue our diagnostic research and development program; and

         o        sustain a viral therapeutic research and development program.

         ViraZyme(R), our core technology, exploits the subtle structural differences and characteristics of enzymes to create products used to diagnose and treat viral diseases. Our diagnostic technology is a proprietary two-part compound that splits when the compound contacts a specific target enzyme. As a result of this split, one part of the compound becomes visible to the naked eye in the testing device, permitting the user to determine whether the virus targeted by the test is present. For therapeutic products, we use a modified version of the diagnostic compound that binds to a specific enzyme and prevents the enzyme from contributing to the infection process.

         The initial viral targets of our diagnostic products are respiratory infections including influenza A and influenza B, respiratory syncytial virus or RSV, parainfluenza and adenovirus. RSV infects humans, usually children, and is an important cause of acute respiratory disease. Adenovirus can cause respiratory disease, keratoconjunctivitis, diarrhea, cystitis and other diseases.

         Our principal offices are located at 800 Research Parkway, Suite 100, Oklahoma City, Oklahoma 73104, and our telephone number is (405)271-1314.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED LOSSES SINCE INCEPTION AND ANTICIPATE THAT WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.


         ZstatFlu is our only current source of product revenue and it may never be profitable. We have incurred losses in each year since our inception in 1994. As of September 30, 2000, we had an accumulated deficit of approximately $30.1 million. We expect to incur expenses related to our marketing and market research activities for ZstatFlu, and further research and development related to other product candidates.


         Our ability to achieve profitability depends on a number of factors, including our ability to further commercialize ZstatFlu. As a result, we are unable to predict the extent of any future losses or the time required to achieve profitability, if at all.

         Our ability to introduce new products or make improvements in our existing product line could be limited by our lack of capital resources. Also, if our net tangible assets are less than $2,000,000 our stock will not be eligible for listing on the Nasdaq National Market or SmallCap Market.

         If we have significant losses and are unsuccessful in securing financing, then we will have to consider other options, including selling the company or significant assets, or dissolution.

WE DEPEND ON THE SUCCESS OF OUR PRODUCT ZSTATFLU.

         We have invested a significant portion of our financial resources since our inception to develop ZstatFlu. For the foreseeable future our ability to achieve profitability will depend on our ability to sell ZstatFlu in sufficient quantities and at competitive prices. If ZstatFlu is not accepted by our market or if production costs exceed sales we may never achieve profitability.

WE CURRENTLY DEPEND ON THIRD PARTIES TO MANUFACTURE ZSTATFLU. IF THESE MANUFACTURERS FAIL TO MEET OUR REQUIREMENTS AND THE REQUIREMENTS OF REGULATORY AUTHORITIES, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE HARMED.

         We do not currently have the internal capability to manufacture commercial quantities of ZstatFlu under the FDA's current Good Manufacturing Practices. As a result, we contract with a third party to produce finished units of ZstatFlu. If our third-party manufacturer does not satisfy our requirements we would have to find an additional or alternative source of supply. This could cause us to incur additional costs to produce ZstatFlu and may delay sales of ZstatFlu.

         Any third-party manufacturers that we may use must adhere to the FDA's regulations on current Good Manufacturing Practices. The FDA enforces these regulations by inspecting the production facilities. The facilities must pass the inspection before the FDA will issue a pre-market approval of the product. The manufacture of product at these facilities will also be subject to strict quality control, testing and record keeping requirements.

         We have no experience in the manufacture of diagnostic or therapeutic products for clinical trials or commercial purposes. If we decide to manufacture our products in the future, we would be subject to the regulatory requirements described above. In addition, we would require substantial additional capital and would be subject to delays or difficulties encountered in manufacturing our products. No matter who manufacturers the product, we will be subject to continuing obligations regarding the submission of safety reports and other post-market information.

         If we encounter delays or difficulties with contract manufacturers, packagers or distributors, subsequent sales of our products could be delayed. In addition, we may need to seek alternative sources of supply. If so, we may incur additional costs or delays in product commercialization. If we change the source or location of supply or modify the manufacturing process, regulatory authorities will require us to demonstrate that the product produced by the new source or from the modified process is equivalent to the product used in any clinical trials that we had conducted.

         We may not be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. Also, our manufacturers may not provide quantities of product sufficient to meet our specifications or our delivery, cost and other requirements.

THE FDA AND OTHER GOVERNMENTAL AUTHORITIES STRICTLY REGULATE OUR PRODUCTS. IF REGULATION DELAYS THE SALE OF OUR PRODUCTS, OUR BUSINESS WOULD BE HARMED.

         Federal, state, local and foreign governmental authorities strictly regulate our research and development activities and the use and sale of our products. Our diagnostic products are governed by FDA 510(k) application requiring a clinical trial that compares our products to a standard. Governmental authorities in the United States and other countries regulate the testing, manufacturing, labeling, distribution, marketing and advertising of therapeutic products. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new diagnostic and therapeutic products through lengthy and detailed clinical testing procedures and other costly and time-consuming compliance procedures.

         We do not expect to commercialize any therapeutic drug for several years due to the extended testing and regulatory review process required for therapeutic products. Our business would be harmed if we cannot obtain approval or the approval is delayed.

WE DEPEND ON PATENTS AND PROPRIETARY RIGHTS, WHICH MAY OFFER ONLY LIMITED PROTECTION AGAINST POTENTIAL INFRINGEMENT. IF WE ARE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE HARMED.

         Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and in other countries. We intend to file applications as appropriate for patents covering the composition of matter of our drug candidates, the proprietary processes for producing such compositions, and the uses of our drug candidates. We may be required to initiate litigation or other legal proceedings to defend against claims of infringement, to enforce our patents, or to protect our trade secrets. Any such proceedings could result in substantial cost to us and divert our efforts.

         We also rely on trade secrets, know-how and continuing technological advancements to protect our proprietary technology. We have entered into confidentiality agreements with our employees, consultants and advisors. However, these parties may not honor these agreements and we may not be able to successfully protect our rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

         To facilitate development of our proprietary technology base, we may need to obtain licenses to patents or other proprietary rights from other parties. If we are unable to obtain such licenses, our product development efforts may be delayed.

         We may collaborate with universities and governmental research organizations which, as a result, may acquire certain rights to any inventions or technical information derived from such collaboration.

         We may incur substantial costs in asserting any patent rights and in defending suits against us related to intellectual property rights. Such disputes could substantially delay our product development or commercialization activities. The United States Patent and Trademark Office or a private party could institute an interference proceeding relating to our patents or patent applications. An opposition or revocation proceeding could be instituted in the patent offices of foreign jurisdictions. An adverse decision in any such proceeding could result in the loss of our rights to a patent or invention.

ZSTATFLU OR ANY OF OUR OTHER PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET, WHICH WOULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

         We had limited success in realizing sales of ZstatFlu during the 1998-1999 influenza season, due to the lack of therapeutic products to treat influenza. Sales of ZstatFlu during the 1999-2000 influenza season increased significantly when therapeutic products were introduced. The degree of market acceptance of ZStatFlu will depend upon a number of factors, including the availability of third-party reimbursement, the establishment of cost-effectiveness of ZstatFlu and its advantages over existing technologies and products.

         Even if approved by the FDA and other regulatory authorities, our other product candidates may not achieve market acceptance and we may not receive revenues from these products. The degree of market acceptance will depend upon a number of factors, including:

         o        the receipt and timing of regulatory approvals;

         o        the availability of third-party reimbursement; and

         o the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of these candidates, as well as their advantages over existing diagnostics and therapeutics.

         We may not be able to successfully manufacture and market our products even if they perform successfully in clinical trials. Physicians or the medical community in general may not accept and utilize any of our products.

         We may not receive third party reimbursement for any of our future products, which may harm our results of operations.

         Our future revenues, profitability and access to capital will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. We expect a number of federal, state and foreign proposals to control the cost of drugs and tests through governmental regulation. We are unsure of the form that any health care reform legislation may take or what actions federal, state, foreign, and private payors may take in response to the proposed reforms. Therefore, we cannot predict the effect of any implemented reform on our business.

         Our ability to commercialize our products successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If government and third-party payors do not provide adequate coverage and reimbursement levels for the use of our products, our products may fail to achieve market acceptance and our results of operations will be harmed.

WE NEED SUBSTANTIAL ADDITIONAL FUNDING AND MAY NOT HAVE ACCESS TO CAPITAL. IF WE ARE UNABLE TO RAISE CAPITAL WHEN NEEDED, WE MAY NEED TO DELAY, REDUCE OR ELIMINATE RESEARCH AND DEVELOPMENT PROGRAMS OR OUR COMMERCIALIZATION EFFORTS, WHICH WOULD HARM OUR BUSINESS.

         We will need to raise substantial additional funds to continue our business activities. We have incurred losses from operations since inception and we expect to incur additional operating losses at an increasing rate over at least the next several years. We expect this increase to result from

         o        further research and development activities,

         o        further clinical trials,

         o        further development of marketing and sales capabilities, and

         o payments to our licensor related to ZstatFlu and our other product candidates.

         We believe that we will require additional capital for fiscal 2002. However, our actual capital requirements will depend upon numerous factors, including:

         o        the cash flows provided from the sale of ZstatFlu;

         o        the development of further commercialization activities;

         o        the progress of our research and development programs;

         o        the progress of preclinical and clinical testing;

         o        the time and cost involved in obtaining regulatory approvals;

         o the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

         o        the effect of competing technological and market developments;
                  the effect of changes and developments in our existing licensing and other relationships; and

         o the terms of any new collaborative, licensing and other arrangements that we may establish.

         We may be unable to raise sufficient funds to complete our development, marketing and sales activities for ZstatFlu or any of our other product candidates. Potential funding sources include:

         o        public and private securities offerings;

         o        debt financing, such as bank loans; and

         o collaborative, licensing and other arrangements with third parties.

         We may not be able to find sufficient debt or equity funding on acceptable terms. If we cannot, we may need to delay, reduce or eliminate research and development programs. Our sale of additional equity securities or the expectation that we will sell additional equity securities may have an adverse effect on the price of our common stock. In addition, collaborative arrangements may require us to grant product development programs or licenses to third parties for products that we might otherwise seek to develop or commercialize ourselves.

WE FACE INTENSE COMPETITION, WHICH COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

         There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies and research institutions, engaged in developing diagnostics and therapeutics for applications similar to those targeted by us. Developments by these or other entities may render our products under development non-competitive or obsolete. Many of these companies have substantially greater resources and experience than we have. Accordingly, our competitors may succeed in obtaining regulatory approval for products more rapidly and more effectively than we do. Competitors may succeed in developing products that are more effective and less costly than any that may be developed by us and also may prove to be more successful in the manufacture and marketing of products.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGES IN THE
BIOPHARMACEUTICAL INDUSTRY, WHICH MAY PREVENT US FROM COMMERCIALIZING OUR PRODUCT CANDIDATES.

         Our business is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal chemistry and other fields of biology and chemistry are expected to continue at a rapid pace in both industry and academia. Research and discoveries by others may render some or all of our programs or drug candidates non-competitive or obsolete.

         Our business strategy is based, in part, upon the application of our technology platform to discover and develop diagnostic and therapeutic products for the treatment of infectious human diseases. This strategy is subject to the risks inherent in the development of new products using new and emerging technologies and approaches. There are a limited number of drugs on the market for the treatment of certain of the disease indications being targeted by us.

         Unforeseen problems may develop with our technologies or applications. We may not be able to successfully address technological challenges that we encounter in our research and development programs and may not ultimately develop commercially feasible products.

WE DEPEND ON KEY PERSONNEL AND MAY NOT BE ABLE TO RETAIN THESE EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL, WHICH WOULD HARM OUR BUSINESS.

         Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. Our anticipated growth and expansion into new areas and activities will require additional expertise and the addition of new qualified personnel. There is intense competition for qualified personnel in the pharmaceutical field. We may not be able to attract and retain the qualified personnel necessary for the development of our business.

         The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would harm our research and development programs and our business. We do not maintain key man life insurance on any of our employees.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS, WHICH MAY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS REGARDLESS OF THE OUTCOME.

         The administration of drugs to humans, whether in clinical trials or after marketing clearance is obtained, can result in product liability claims. Product liability claims can be expensive, difficult to defend and may result in large judgments or settlements against us. Although we maintain product liability insurance, claims could exceed the coverage obtained. A successful product liability claim in excess of our insurance coverage could harm our business, financial condition and results of operations. In addition, any successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable terms. Even if a claim is not successful, defending such a claim may be time-consuming and expensive.

THE RIGHTS THAT HAVE BEEN AND MAY IN THE FUTURE BE GRANTED TO HOLDERS OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE RIGHTS OF OTHER STOCKHOLDERS AND MAY DISCOURAGE A TAKEOVER.

         In February 1999, our board of directors declared a dividend distribution of a right entitling each holder of our common stock the right to purchase shares of our series A junior preferred stock. This plan is designed to help insure that all our stockholders receive fair value for their shares of common stock in the event of a proposed takeover of our company, and to guard against the use of partial tender offers or other coercive tactics to gain control of our company without offering fair value to the holders of our common stock. The plan is likely to discourage a merger or tender offer involving our securities that is not approved by our board of directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on holders of our stock who might want to vote in favor of such a merger or participate in such a tender offer.

         While we have no present intention to authorize or issue any series of preferred stock, any such authorization or issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The preferred stock may have other rights, including economic rights senior to those of our common stock, and, as a result, an issuance of additional preferred stock could adversely affect the market value of the notes or our common stock.

THE REGISTRATION OF SHARES UNDERLYING OTHER WARRANTS TO PURCHASE OUR COMMON STOCK MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE FOR OUR COMMON STOCK AND MAY IMPAIR OUR ABILITY TO RAISE ADDITIONAL FUNDS.


         We are registering in a separate registration statement approximately 1,650,000 shares of our common stock as follows:

         o approximately 1,600,000 shares underlying warrants held by third parties; and

         o 50,000 shares of restricted common stock issued to our president, Mr. Proulx, as compensation.





         Sales of those shares, or the perception that those sales could occur, may have an adverse effect on the market price for our common stock and could impair our ability to raise capital through an offering of equity securities.

OUR STOCK PRICE MAY CONTINUE TO FLUCTUATE.

         The market prices of securities of small capitalization biotechnology companies, including ours, have historically been highly volatile. The market has from time-to-time experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. The price of our common stock has fluctuated greatly and may continue to fluctuate significantly in the future due to a variety of factors, including:

         o the results of other preclinical testing and clinical trials by us or our competitors;

         o        technological innovations or new therapeutic products;

         o        governmental regulations;

         o        developments in patent or other proprietary rights;

         o        litigation;

         o public concern as to the safety of products developed by us or others;

         o        comments by securities analysts;

         o        general market conditions in our industry;

         o        market acceptance of ZstatFlu; and

         o        our financial position and operating results.

         In addition, if any of the risks described in these "Risk Factors" actually occurred, it could have a dramatic and adverse impact on the market price of our common stock.

WE HAVE SIGNIFICANT INDEBTEDNESS AND WE MAY NOT BE ABLE TO MEET OUR OBLIGATIONS.

         We are highly leveraged and have significant debt service requirements. In October 2000, we issued $2,160,000 of secured convertible debentures due in October 2002. The interest on the notes is payable in cash or common stock or by adding the interest to the outstanding principal due under the debenture at our option. The debentures are convertible to common stock at the option of the investor for 10 days prior to periodic anniversaries of the issuance of the debentures. We are not currently generating sufficient cash flow from operations to pay the principal amount of the debentures on their due date. This may require us to borrow additional funds or sell additional equity to meet this obligation if the debenture is not converted to common stock. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

         Our ability to meet our debt service obligations and to reduce our indebtedness depends on our future operating performance and on economic, financial, competitive, regulatory and other factors affecting our operations. Many of these factors are beyond our control and some or all of these factors could adversely affect our future operating performance. We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity and debt financings to fund our operations.

                                 USE OF PROCEEDS


         We will not receive any cash proceeds from the sale of these shares by the selling stockholders.


                              SELLING STOCKHOLDERS

         Palladin and Halifax may acquire the shares covered by this prospectus by converting debentures or exercising warrants they acquired pursuant to a purchase agreement dated October 13, 2000, among ZymeTx, Palladin and Halifax. In the purchase agreement, Palladin and Halifax represented that they had no present intention to effect a distribution of those shares. However, in accordance with the terms of the purchase agreement we agreed to register the underlying shares of common stock for resale by Palladin and Halifax. Mr. Schreiber and Paula M. Mulford and Associates may acquire the shares covered by this prospectus by converting debentures or exercising warrants they acquired as representatives of Granite Financial Group, Inc. in connection with placement agent services performed by Granite in the sale of the debentures and warrants to Palladin and Halifax. Except for the ownership of the debentures and warrants for the purchase of our common stock, neither Palladin, Halifax nor Dan Schreiber has had any relationship to us within the past three years. Rand P. Mulford, the beneficial owner of the shares issuable to Paula M. Mulford and Associates, has served as a member of our Board of Directors since April 2000.


         The following table sets forth information regarding the beneficial ownership of the common stock owned by the selling stockholders as of November 28, 2000, including the number of shares of common stock that would have been issuable to the selling stockholders on November 28, 2000 assuming:

         o the conversion of all the debentures at the initial conversion price of $3.124836, without regard to any limitations on conversion, plus


         o the exercise of 238,564 common stock purchase warrants by the selling stockholders.

         In accordance with the terms of our registration rights agreement, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon conversion of the principal amount of the debentures assuming the initial conversion price. The fourth column assumes the sale of 200% of the number of shares of common stock issuable upon conversion of the principal amount of the debentures outstanding on November 28, 2000 plus the sale of all shares of common stock issuable upon exercise of the warrants held by each selling stockholder, assuming the initial conversion prices. The selling stockholders may sell all, some or none of their shares in this offering pursuant to this prospectus.



                                                  COMMON STOCK
                                               BENEFICIALLY OWNED
                                             PRIOR TO THE OFFERING
                                            ------------------------
                                                                             COMMON STOCK
         NAME                               NUMBER        PERCENT             TO BE SOLD
         ----                               -------       ---------           ----------
         Palladin Opportunity Fund LLC      410,017        4.99%(1)            730,034
         Halifax Fund, L.P.                 410,017        4.99%(1)            730,034
         Dan Schreiber                       90,086        1.32%               125,928
         Paula M. Mulford and Associates     19,681           * (2)             25,000


----------

         *   Indicates less than 1%.

         (1) Under our agreements with Palladin and Halifax, they are each prohibited from beneficially owning more than an aggregate of 4.99% of our common stock.


         (2) Rand P. Mulford is the beneficial owner of these shares and has agreed that the aggregate number of shares issuable upon conversion of such debentures and exercise of such warrants shall not exceed 25,000.


         On April 13, 2001, July 13, 2001 and October 13, 2001, if and only if the average of the closing bid prices of our common stock for the previous 15 consecutive trading days is lower than the conversion price of the debentures, then the conversion price of the debentures will be reset to such lower average. Under limited circumstances, three additional reset dates may occur. If any such reset occurs, the dilution to us and our stockholders may be meaningful.

                              PROSPECTUS SUPPLEMENT

         The selling stockholders may elect to convert the debentures and exercise the warrants held by them at different times. The amount of common shares to be issued to the selling stockholders upon conversion of the debentures will be determined by the conversion rate applicable at the time of each conversion. The current conversion rate for the debentures is one share of common stock for each $3.124836 of debentures converted. We may, from time to time, supplement this prospectus to reflect the number of shares of common stock to be resold by the selling stockholders.

                              PLAN OF DISTRIBUTION


         The selling stockholders may sell or distribute some or all of the shares from time to time through dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in a variety of ways, including:


         o transactions that may involve crosses and block transactions on the Nasdaq National Market or other exchanges on which the common stock may be listed for trading;

         o privately negotiated transactions, including sales pursuant to pledges;

         o        in the over-the-counter market;

         o        in brokerage transactions;

         o        sales under Rule 144 rather than by using this prospectus;

         o        through options, swaps or derivatives;

         o        through any other legally permitted method; or

         o        in any combination of these types of transactions.


         The selling stockholders may effect these transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers or other agents participating in these transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). These discounts, concessions or commissions as to a particular broker, dealer, or other agent might be in excess of those customary in the type of transaction involved. This prospectus also may be used, with our consent, by donees of the selling stockholders, or by other persons, including pledgees, acquiring the shares and who wish to offer and sell their shares under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of donees or pledgees of the selling stockholders and any other material information with respect to the plan of distribution not previously disclosed.

         The selling stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither ZymeTx nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other selling stockholder, broker, dealer or other agent relating to the sale or distribution of the shares.


         Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the common stock.


         From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.


         A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the deliver of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.


         We have agreed to pay all of the expenses incident to the sale of the shares by the selling stockholders other than commissions, concessions and discounts of brokers, dealers or other agents. The selling stockholders may indemnify any broker, dealer or other agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.


         To comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our bylaws include certain provisions whereby the company's officers and directors are to be indemnified against certain liabilities. Our certificate of incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Delaware law, however, a director's liability cannot be limited for

         o        breach of the director's duty of loyalty;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

         o the unlawful payment of a dividend or unlawful stock purchase redemption; or

         o any transaction from which the director derives an improper personal benefit.

         Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

         We have entered into indemnification agreements with each of our current directors. These agreements provide for the indemnification of and the advancement of expenses to such persons in instances where such persons are named in any suit resulting from their tenure as a director of the company. We believe the limitation of liability provisions in the certificate of incorporation, bylaws and, should they become applicable, the indemnification agreements, facilitate our ability to continue to attract and retain qualified individuals to serve as directors. We maintain liability insurance for directors and officers.

                                  LEGAL MATTERS

         Phillips McFall McCaffrey McVay & Murrah, P.C., Oklahoma City, Oklahoma, will pass upon the validity of the common stock offered by this prospectus for ZymeTx, Inc.

                                     EXPERTS


         Ernst & Young LLP, independent auditors, have audited our financial statements included in our annual report on Form 10-KSB, as amended, for the year ended June 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site at http://www.sec.gov.

         In addition, our common stock is listed on Nasdaq and reports and other information concerning ZymeTx can be inspected at the Nasdaq offices.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this prospectus. Any such other information, projections or representations must not be relied upon as having been authorized. The delivery of this prospectus or any sale under this prospectus at anytime does not imply that the information in this prospectus is correct as of any time after the date of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where, and to any person to whom, it is unlawful to make such offer or solicitation.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to incorporate information by reference into this prospectus, which means that we can disclose important information to you by referring you to another document we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below, that we have previously filed with the SEC. These documents contain important information about our company and its finances:


         ZymeTx SEC Filings
         File No. 0-23145                                 Period
         ----------------                                 ------
         Annual Report on Form 10-KSB                     Fiscal year ended June 30, 2000
         Amendment No. 1 to Annual Report on Form 10-KSB
           for fiscal year ended June 30, 2000            Filed October 27, 2000
         Amendment No. 2 to Annual Report on Form 10-KSB
           for fiscal year ended June 30, 2000            Filed November 9, 2000
         Quarterly Report on Form 10-QSB for the
           quarterly period ended September 30, 2000      Filed November 14, 2000


         ZymeTx SEC Filings
         File No. 333-25257                               Period
         ------------------                               ------
         Registration Statement on Form SB-2              Declared effective on October 29, 1997

         We are also incorporating by reference additional documents that we file with the SEC between the date of this prospectus and the termination of the offering.

         We will provide you, without charge, copies of any documents incorporated by reference, excluding all exhibits unless we have specifically incorporated by reference an exhibit into this prospectus. You may obtain copies of documents incorporated by reference in this prospectus by requesting them in writing, by e-mail or by telephone from us at the following address:

         ZymeTx, Inc.
         800 Research Parkway, Suite 100
         Oklahoma City, OK  73104
         Attention:  Corporate Secretary-Treasurer
         Tel: (405) 271-1314
         gibsonc@zymetx.com

         You can also get more information by visiting our web site at http://www.zymetx.com. Web site materials are not part of this prospectus.

         Until 25 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================




                                1,621,038 Shares

                                  ZYMETX, INC.

                                  COMMON STOCK



                            -------------------------

                                   PROSPECTUS

                            -------------------------



                                  ZYMETX, INC.

                         800 RESEARCH PARKWAY, SUITE 100
                          OKLAHOMA CITY, OKLAHOMA 73104

                                 (405) 271-1314




                                ___________, 2000
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the Offering, all of which are to be paid by the Registrant, are as follows:


             SEC Registration Fees.................................. $ 1,200
             Nasdaq Additional Listing Fees.........................  15,000
             Printing and engraving expenses........................  10,000
             Legal fees and expenses................................   5,000
             Accountants' fees and expenses.........................   6,000
                                                                     -------
                 Total.............................................. $37,200
                                                                     =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The General Corporation Law of the State of Delaware grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The Delaware statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The Delaware statute provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually incurred by him in connection therewith.

         Article Seven of our bylaws provides that we shall indemnify to the full extent permitted under the General Corporation Law of the State of Delaware any director, officer, employee, or agent of ZymeTx.

         Article Nine of our certificate of incorporation exculpates the directors of ZymeTx from and against certain liabilities. Article Nine provides that a director of ZymeTx shall have no personal liability to ZymeTx or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to ZymeTx or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in Section 174 of the General Corporation Law of the State of Delaware regarding the unlawful payment of dividends and the unlawful purchase or redemption of ZymeTx stock, and (d) for any transaction from which the director derived an improper personal benefit.

         ZymeTx has entered into indemnification agreements with each of its current directors which provide for the indemnification of and the advancement of expenses to such persons in instances where such persons are named in any suit resulting from their tenure as a director of ZymeTx. We believe the limitation of liability provisions in the certificate of incorporation, bylaws and, should they become applicable, the indemnification agreements, facilitate ZymeTx's ability to continue to attract and retain qualified individuals to serve as directors of ZymeTx.

         Zymetx has liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of ZymeTx.

ITEM 16. EXHIBITS.

        EXHIBIT       DESCRIPTION

          5.1 Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C. (filed electronically herewith).

         10.1 Purchase Agreement, dated October 13, 2000, by and among ZymeTx, Inc., Palladin Opportunity Fund LLC and Halifax Fund, L.P. (incorporated by reference to Exhibit 10.20 of our Annual Report on Form 10-KSB for fiscal year ended June 30, 2000).

         10.2 Form of 5% Senior Secured Convertible Debenture Due October 12, 2002 (incorporated by reference to Exhibit 4.1 of our Annual Report on Form 10-KSB for fiscal year ended June 30,
                  2000).

         10.3 Form of common stock purchase warrant dated October 13, 2000, issued in connection with the Purchase Agreement (incorporated by reference to Exhibit 10.21 of our Annual Report on Form 10-KSB for fiscal year ended June 30, 2000).

         10.4 Registration Rights Agreement dated October 13, 2000, issued in connection with the Purchase and Security Agreement (incorporated by reference to Exhibit 10.22 of our Annual Report on Form 10-KSB for fiscal year ended June 30, 2000).


         10.5 Form of 5% Senior Convertible Debenture Due October 12, 2002 issued to Dan Schreiber and Paula M. Mulford and Associates (filed electronically herewith).


         23.1 Consent of Phillips McFall McCaffrey McVay & Murrah, P.C. (filed electronically herewith).

         23.2     Consent of Ernst & Young LLP (filed electronically herewith).


        *24.1 Powers of Attorney (included on Signature Page of Registration Statement).



----------
* Previously filed.


ITEM 17. UNDERTAKINGS.

         (a) ZymeTx hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                  (2) That, for determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

         (b) ZymeTx further undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, ZymeTx has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 30, 2000.


                                              ZYMETX, INC.,
                                              a Delaware corporation

                                              By: /s/ Norman R. Proulx
                                                 -------------------------------
                                                 Norman R. Proulx
                                                 President & Chief Executive
                                                 Officer




         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                     SIGNATURE                                    TITLE                              DATE
                     ---------                                    -----                              ----
    /s/ Norman R. Proulx                                  President; Chief Executive            November 30, 2000
    --------------------------------------------------    Officer; Director
    Norman R. Proulx
    Principal Executive Officer

    /s/ G. Carl Gibson                                    Vice President;                       November 30, 2000
    --------------------------------------------------    Secretary-Treasurer; Controller
    G. Carl Gibson
    Principal Financial and Accounting Officer

                          *                               Director                              November 30, 2000
    --------------------------------------------------
    William I. Bergman.

                          *                               Director                              November 30, 2000
    --------------------------------------------------
    J. Vernon Knight, M.D.

                          *                               Director                              November 30, 2000
    --------------------------------------------------
    David E. Rainbolt

                          *                               Director                              November 30, 2000
    --------------------------------------------------
    Christopher M. Salyer

                          *                               Director                              November 30, 2000
    --------------------------------------------------
    Gilbert M. Schiff, M.D.

                          *                               Director                              November 30, 2000
    --------------------------------------------------
    William G. Thurman, M.D.

                          *                               Director                              November 30, 2000
    --------------------------------------------------
    James R. Tolbert III



           *By: /s/ G. Carl Gibson
                --------------------------------------
                G. Carl Gibson
                Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION
------                           -----------
5.1      Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C. (filed electronically herewith).

10.1     Purchase Agreement, dated October 13, 2000, by and among ZymeTx, Inc.,
         Palladin Opportunity Fund LLC and Halifax Fund, L.P. (incorporated by reference to Exhibit 10.20 of our Annual Report on Form 10-KSB for fiscal year ended June 30, 2000).

10.2     Form of 5% Senior Secured Convertible Debenture Due October 12, 2002
         (incorporated by reference to Exhibit 4.1 of our Annual Report on Form
         10-KSB for fiscal year ended June 30, 2000).

10.3 Form of common stock purchase warrant dated October 13, 2000, issued in connection with the Purchase Agreement (incorporated by reference to Exhibit 10.21 of our Annual Report on Form 10-KSB for fiscal year ended
         June 30, 2000).

10.4 Registration Rights Agreement dated October 13, 2000, issued in connection with the Purchase and Security Agreement (incorporated by reference to Exhibit 10.22 of our Annual Report on Form 10-KSB for fiscal year ended June 30, 2000).

10.5     Form of 5% Senior Convertible Debenture Due October 12, 2002 issued to
         Dan Schreiber and Paula M. Mulford and Associates (filed electronically herewith).

23.1 Consent of Phillips McFall McCaffrey McVay & Murrah, P.C. (filed electronically herewith).

23.2     Consent of Ernst & Young LLP (filed electronically herewith).

*24.1    Powers of Attorney (included on Signature Page of Registration
         Statement).



----------

* Previously filed.